EXHIBIT 99.3                  PRESS RELEASE


*FOR IMMEDIATE RELEASE*


            UNION FINANCIAL BANCSHARES, INC. COMPLETES ACQUISITION OF
                    SOUTH CAROLINA COMMUNITY BANCSHARES, INC.


      Union, South Carolina (November 12, 1999) -- Union Financial Bancshares, Inc. (Nasdaq: UFBS), the holding company for Provident Community Bank, announces that as of 11:59 p.m. today, its acquisition of South Carolina Community Bancshares, Inc. (Nasdaq: SCCB), the holding company of Community Federal Savings Bank, will be completed. Dwight V. Neese, President and Chief Executive Officer of Union Financial commented, "The acquisition of South Carolina Community represents a natural extension of our franchise. We are extremely pleased with this transaction, which will provide us with a sizable share of the adjacent Fairfield County deposit market and further increase our presence within the State of South Carolina."

      Following the merger, Union Financial will have six banking centers in Union, Jonesville, Laurens and Winnsboro, in addition to its corporate headquarters in Union. It will also have approximately $250 million in assets and $180 million in deposits.

      In accordance with the terms of the merger agreement, South Carolina Community's stockholders will receive 0.98 shares of Union Financial common stock and $6.54 in cash in exchange for each share of South Carolina Community Bancshares common stock they own. The transaction will be accounted for as a purchase for financial accounting purposes. South Carolina Community's stockholders will receive instructions on how to exchange their stock for the merger consideration in the near future.

      Union Financial has also previously announced that it has received approval from Nasdaq for its stock to be listed on the Nasdaq National Market System. Union Financial's stock is expected to be listed on the National Market System when the market opens on November 15, 1999 and will continue to be traded under the ticker symbol "UFBS".

For further information contact:

Dwight V. Neese
President and CEO
Union Financial Bancshares, Inc./
Provident Community Bank
(864) 427-9000